
                                   EXHIBIT 2.3


                            ASSET PURCHASE AGREEMENT

                                     between

                               DELTA APPAREL, INC.

                                       and

                              PARKDALE AMERICA, LLC

                          Dated as of November 18, 2004


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                                Table of Contents
                                   (continued)

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ARTICLE 1.   - SALE AND PURCHASE OF ASSETS..................................     1

     1.1     Sale and Purchase of Assets....................................     1
     1.2     Excluded Assets................................................     2
     1.3     Closing........................................................     2
     1.4     Purchase Price.................................................     3
     1.5     Excluded Liabilities...........................................     3
     1.6     Closing Date Deliveries........................................     4
     1.7     Further Assurances.............................................     4
     1.8     Allocation of Purchase Price...................................     5

ARTICLE 2.   - REPRESENTATIONS AND WARRANTIES...............................     5

     2.1     Representations and Warranties as to Seller....................     5
             2.1.1    Corporate Status......................................     5
             2.1.2    Conflicts, Consents...................................     5
             2.1.3    Real Property.........................................     6
             2.1.4    Personal Property.....................................     6
             2.1.5    Litigation............................................     7
             2.1.6    No Judgments or Orders................................     7
             2.1.7    Compliance with Laws, Permits.........................     7
             2.1.8    Tax Matters...........................................     7
             2.1.9    Labor Matters.........................................     8
             2.1.10   Environmental.........................................     8
             2.1.11   Brokers, Finders......................................    10
             2.1.12   No Other Representations..............................    10
     2.2     Representations and Warranties of Purchaser....................    10
             2.2.1    Corporate Status......................................    10
             2.2.2    Authorization.........................................    10
             2.2.3    Conflicts, Consents...................................    11
             2.2.4    Litigation............................................    11
             2.2.5    Brokers, Finders......................................    11

ARTICLE 3.   - CERTAIN COVENANTS............................................    11

     3.1     Access and Information.........................................    11
     3.2     Conduct of Business of the Seller..............................    12
     3.3     Efforts to Consummate Transaction..............................    12
     3.4     Consents and Approvals; Releases...............................    12
     3.5     Exclusive Dealing..............................................    12
     3.6     Employee Matters...............................................    12
     3.7     Tax Matters....................................................    14


                                Table of Contents
                                   (continued)

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    3.8      Prorations.....................................................    15
    3.9      Non-Solicitation...............................................    15

ARTICLE 4.   - CONDITIONS PRECEDENT.........................................    16

    4.1      Conditions to Obligations of Purchaser.........................    16
             4.1.1 Representations, Performance, etc........................    16
             4.1.2 Certain Approvals........................................    16
             4.1.3 No Litigation or Injunction..............................    16
             4.1.4 No Material Adverse Change...............................    16
             4.1.5 Transfer Documents.......................................    16
             4.1.6 Opinion of Counsel.......................................    17
             4.1.7 Supply Agreement.........................................    17
             4.1.8 Title Insurance..........................................    17
             4.1.9 Environmental Assessment.................................    17
    4.2      Conditions to Obligations of Seller............................    17
             4.2.1 Representations, Performance, etc........................    17
             4.2.2 Certain Approvals........................................    17
             4.2.3 No Litigation or Injunction..............................    18
             4.2.4 Transfer Documents.......................................    18
             4.2.5 Opinion of Counsel.......................................    18
             4.2.6 Supply Agreement.........................................    18

ARTICLE 5.   - TERMINATION..................................................    18

    5.1      Grounds for Termination........................................    18
             5.1.1 Termination by Seller....................................    18
             5.1.2 Termination by Purchaser.................................    18
             5.1.3 Termination by Either Party..............................    18
    5.2      Effect of Termination..........................................    19

ARTICLE 6.   - INDEMNIFICATION..............................................    19

    6.1      Indemnification by Seller......................................    19
    6.2      Survival Period of Seller's Indemnification Obligations........    20
    6.3      Indemnification By Purchaser...................................    21
    6.4      Survival Period of Purchaser's Indemnification Obligations.....    21
    6.5      Notice of Claims...............................................    22
    6.6      Third Party Claims.............................................    22
    6.7      Exclusivity....................................................    23

ARTICLE 7.   - MISCELLANEOUS................................................    23
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                                Table of Contents
                                   (continued)

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    7.1   Survival.........................................................   23
    7.2   Expenses.........................................................   23
    7.3   Assignment; Successors; Parties in Interest......................   23
    7.4   Amendment and Modification.......................................   23
    7.5   Bulk Sales Law...................................................   24
    7.6   Notices..........................................................   24
    7.7   Captions.........................................................   25
    7.8   Entire Agreement.................................................   25
    7.9   Counterparts.....................................................   25
    7.10  Severability.....................................................   25
    7.11  Arbitration......................................................   25
    7.12  Confidential Nature of Information...............................   26
    7.13  Public Announcement..............................................   26
    7.14  Schedules and Exhibits...........................................   26
    7.15  Definitions......................................................   26
    7.16  Governing Law....................................................   30

                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT (the "Agreement") is entered into as o f November 18, 2004 by and between PARKDALE AMERICA, LLC, a North Carolina limited liability company ("Purchaser"), and DELTA APPAREL, INC., a Georgia corporation ("Seller").

                               W I T N E S S E T H

      WHEREAS, Seller is engaged in, among other things, the operation of a yarn-spinning facility located at 32 Rabbit Trail, Edgefield, South Carolina (the "Edgefield Facility"); and

      WHEREAS, Seller desires to sell, assign, and transfer to Purchaser, and Purchaser desires to purchase and acquire from Seller, substantially all of the assets and properties used in the operation of the Edgefield Facility (the "Business"), upon the terms and subject to the conditions set forth herein.

      NOW, THEREFORE, in consideration of the mutual promises made herein and of the mutual benefits to be derived herefrom, the parties hereto agree as follows (certain capitalized terms used in this Agreement are defined in SECTION 7.15 hereof):

                    ARTICLE 1.- SALE AND PURCHASE OF ASSETS

      1.1 Sale and Purchase of Assets. Subject to all of the terms and conditions of this Agreement and in reliance upon the representations and warranties contained herein, at the Closing provided for in SECTION 1.3, Seller shall sell, transfer, assign, convey, and deliver to Purchaser, free and clear of all Liens (other than Permitted Liens), and Purchaser shall purchase from Seller, all right, title, and interest of Seller in and to all of the assets and properties of every nature, kind, and description, tangible and intangible, whether real, personal, or mixed, whether contingent or otherwise, whether now existing or hereinafter acquired, whether or not reflected on Seller's books, used or held for use in the operation of the Business, excluding in all cases only the Excluded Assets, as the same may exist as of the Closing Date (collectively, the "Assets"), including, without limitation, all right, title, and interest of Seller in, to, and under:

      (a)   The Edgefield Facility, together with the real property described on
SCHEDULE 1.1(a) and the buildings, fixtures and improvements located thereon (the "Real Property");

      (b) All machinery and equipment, tools, business machines, computers, terminals, computer equipment, telephones, telephone systems, furniture, office equipment, furnishings, vehicles, trucks, forklifts, rolling stock, trailers, and storage units located at the Edgefield Facility and any and all assignable warranties of third parties with respect thereto, including, without limitation, all personal property listed on SCHEDULE 2.1.4;

      (c) All raw materials and work-in-process located at the Edgefield Facility (the "Inventory");

      (d) To the extent transfer is permitted by Applicable Law, all licenses, permits, and orders issued by any Governmental Authority with respect to the operation of the Business, including, without limitation, those listed on
SCHEDULE 2.1.7(b);

      (e) All credits, prepaid rentals, and other prepaid expenses, deferred charges, advance payments, security deposits, and prepaid items relating to the Assets (excluding, however, prepaid insurance relating to the Business);

      (f) Proceeds from any insurance or indemnity claims pending but unresolved as of the Closing Date with respect to any of the Assets;

      (g) All choses in action, claims, and demands of any nature against third parties, whether by way of counterclaim or otherwise, with respect to the ownership, use, function, or value of any of the Assets, regardless of when such choses in action, claims, and demands arise;

      (h) All books, records, files, invoices, data bases, computer programs, manuals and other materials (in any form or medium) relating to the operation of the Edgefield Facility, including, without limitation, personnel records of Hired Employees (except to the extent transfer or disclosure thereof is restricted by Applicable Law); and

      (i)   All goodwill attributable to the operation of the Business.

      1.2 Excluded Assets. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, Seller will retain and not transfer, and Purchaser will not purchase or acquire, the following (collectively, the "Excluded Assets"):

      (a) All contracts, arrangements, leases and other agreements relating to the Business, including, without limitation, any right to receive payment pursuant to such contracts, arrangements, leases and other agreements;

      (b) All leased machinery, equipment and other items of personal property listed on SCHEDULE 1.2(b);

      (c) All accounts receivable attributable to the operation of the Business prior to the Closing Date;

      (d)   All prepaid insurance relating to the Business; and

      (e) All cash and cash equivalents attributable to the operation of the Business prior to the Closing Date.

      1.3 Closing. Subject to the satisfaction or waiver of all respective conditions to each party's obligations to close, the purchase and sale of the Assets and the consummation of the transactions contemplated hereby (the "Closing") shall be consummated at the offices of Kilpatrick Stockton LLP in Charlotte, North Carolina on December 31, 2004, or at such other place, time, or date as the parties hereto may agree in writing (the "Closing Date"), effective as of 11:59 p.m. on the Closing Date.

      1.4   Purchase Price.

      (a) The purchase price to be paid by Purchaser to Seller for the sale, transfer, and conveyance of the Assets shall be the sum of (a) $10,000,000 plus
(b) the Stated Value of the Inventory (the "Purchase Price") payable by Purchaser to Seller in cash on the Closing Date.

      (b) On or immediately prior to the Closing Date, Purchaser and Seller (and/or their respective representatives) shall conduct a physical audit of all of the Inventory and Seller shall deliver to Purchaser a certificate executed by an executive officer of Seller and setting forth, in reasonable detail, the quantity and Stated Value of the Inventory.

      1.5 Excluded Liabilities. Notwithstanding any provision of this Agreement to the contrary, Purchaser shall not assume any liabilities, obligations, or commitments of Seller relating to or arising out of the operation of the Business or the ownership of the Assets other than the Assumed Liabilities, and all such liabilities, obligations, and commitments shall be retained by Seller (the "Excluded Liabilities"). Without limiting the generality of the foregoing, all of the following shall be Excluded Liabilities for purposes of this Agreement:

      (i) All trade accounts payable, accrued payroll, and accrued employee benefits relating to the Business;

      (ii) All Taxes (whether pursuant to existing laws and regulations or laws and regulations subsequently enacted by any Governmental Authority) which arise from (A) the operation of the Business prior to the Closing Date; (B) the ownership of the Assets prior to the Closing Date; or (C) the consummation of the transactions contemplated herein;

      (iii) All costs, expenses, liabilities, or obligations incurred by Seller incident to the negotiation and preparation of this Agreement and its performance and compliance with the agreements and conditions contained herein;

      (iv) All liabilities and obligations of Seller arising from or in connection with recalls mandated by any Governmental Authority with respect to, or product liability claims relating to, products manufactured or sold by Seller prior to the Closing Date;

      (v) All liabilities or obligations of Seller relating to any Environmental Damages arising out of (i) the ownership or operation of the Assets or the Business prior to the Closing or (ii) any Release at, to, on or from the Real Property prior to the Closing Date, whether or not disclosed in any schedule to this Agreement or otherwise known to Purchaser;

      (vi) All liabilities of Seller for the unpaid Taxes of any Person under Reg. 1.1502-6 of the Code (or any other similar provision of state, local, or foreign law) as a transferee or successor, by contract, or otherwise;

      (vii) All liabilities or obligations of Seller for borrowed money or evidenced by bonds, debentures, notes, drafts, or similar instruments;

     (viii) All liabilities or obligations of Seller under any of the Plans or relating to payroll, vacation, sick leave, workers' compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans, or any other employee plans or benefits of any kind for employees of Seller;

     (ix) All liabilities or obligations of Seller relating to any claims by employees of Seller, whether pending as of Closing or arising after Closing, due to acts, alleged acts, or omissions of Seller under any federal labor or employment laws or state laws relating to or arising out of the employment relationship with Seller or the termination thereof, including, without limitation, any claims under the National Labor Relations Act, Fair Labor Standards Act, Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, Americans with Disabilities Act, Age Discrimination in Employment Act, and the Civil Rights Act of 1866 and 1970;

     (x) All liabilities or obligations under any employment, severance, retention, or termination agreement between Seller and any of its employees;

     (xi) All liabilities or obligations of Seller with respect to any actions, suits, proceedings, or possible claims, whether such actions, suits, proceedings, or possible claims are currently pending, threatened, contingent, or otherwise, to the extent such claims arise out of the conduct of the Business on or prior to the Closing Date, including any such matters disclosed on SCHEDULE 2.1.5 and without regard to whether any such actions, suits, proceedings, or possible claims are described on SCHEDULE 2.1.5; and

      (xii) All liabilities or obligations relating to the Excluded Assets.

      1.6   Closing Date Deliveries.

      (a) On the Closing Date, Seller shall deliver or cause to be delivered to Purchaser all of the documents, instruments, and opinions required to be delivered by Seller pursuant to SECTION 4.1.

      (b) On the Closing Date, Purchaser shall deliver or cause to be delivered to Seller (i) the Purchase Price; and (ii) all of the documents, instruments, and opinions required to be delivered by Purchaser pursuant to
SECTION 4.2.

      1.7 Further Assurances. On the Closing Date, Seller shall (i) deliver to Purchaser such other bills of sale, deeds, endorsements, assignments, and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to Purchaser and its counsel, as Purchaser may reasonably request or as may be otherwise reasonably necessary to vest in Purchaser all the right, title, and interest of Seller in, to, or under all of the Assets, and (ii) take all steps as may be reasonably necessary to put Purchaser in actual possession and control of all the Assets. From time to time following Closing, the parties shall execute and deliver, or cause to be executed and delivered, to each other such other instruments and documents as may be reasonably requested or as may be otherwise reasonably necessary to consummate the transactions contemplated hereunder. Notwithstanding anything in this SECTION 1.7 to the contrary, this Agreement shall not constitute an agreement to assign any license, certificate, approval, authorization, agreement, contract, lease, or other commitment included in the Assets if an attempted assignment thereof without the consent of a third party thereto or Governmental Authority would constitute a breach thereof or a violation of Applicable Law. If any such consent shall not be obtained or if any attempted assignment would be ineffective, Seller shall cooperate to the extent permitted by law with Purchaser, at Seller's sole cost and expense, in any other reasonable arrangement designed to provide to Purchaser the benefits of any such license, certificate, approval, authorization, agreement, contract, lease, or other commitment.

      1.8 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets in the manner set forth on SCHEDULE 1.8. Seller and Purchaser agree that such allocation is a fair and reasonable allocation of the Purchase Price, and Seller and Purchaser shall file all applicable tax returns and reports (including IRS Form 8594 issued pursuant to Section 1060 of the Code) in accordance with and based upon such allocation and shall not take any position in any tax return or report, or any tax proceeding or audit, that is inconsistent with such allocation.

                  ARTICLE 2. - REPRESENTATIONS AND WARRANTIES

      2.1 Representations and Warranties as to Seller. Seller represents and warrants to Purchaser as follows:

      2.1.1 Corporate Status.

      (a) Corporate Existence. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as presently conducted. Seller is duly qualified and in good standing as a foreign corporation duly authorized to do business in South Carolina.

      (b) Authorization. Seller has full power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby, and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid, and binding obligation of Seller, enforceable against it in accordance with its terms. The other agreements and instruments to be executed by Seller in connection with this Agreement, when executed and delivered by Seller, will constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

      2.1.2 Conflicts, Consents.

      (a) Conflicts. Except as set forth on SCHEDULE 2.1.2, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby in the manner contemplated hereby will not (x) result in the creation of any Lien upon any of the Assets; or (y) conflict with or result in any violation of or default under (or any event that, with notice or lapse of time or both, would constitute a default under), require any consent, notice, or other action under, or result in the acceleration or required prepayment of any indebtedness pursuant to the terms of, any provision of (i) the Articles of Incorporation or the Bylaws of Seller, (ii) any mortgage, indenture, loan agreement, note, bond, deed of trust, or other agreement, commitment, or obligation for the borrowing of money or the obtaining of credit, material lease, or other material agreement, contract, license, franchise, permit, or instrument to which Seller is a party or by which Seller or its properties may be bound, or (iii) any material judgment, order, decree, law, statute, rule, or regulation applicable to Seller or any of the Assets.

      (b) Consents. Except as set forth on SCHEDULE 2.1.2 and except as could not reasonably be expected to have a Material Adverse Effect, no consent, approval, authorization, permit, order, filing, registration, or qualification of or with any court, Governmental Authority, or third Person is required to be obtained by Seller (whether under Applicable Law, pursuant to agreements to which Seller is a party, or otherwise) in connection with the execution and delivery of this Agreement or the consummation by Seller of the transactions contemplated hereby in the manner contemplated hereby.

      2.1.3 Real Property.

      (a) The Seller has good and marketable title in fee simple to the Real Property free and clear of any Liens other than (i) Permitted Liens and (ii) Liens set forth on SCHEDULE 2.1.3, which Liens shall be released in full at or prior to Closing. The Seller has furnished Purchaser with true and complete copies of all deeds, other instruments of title and policies of insurance describing the Seller's ownership of the Real Property. The Real Property, including the buildings and operations of the Seller conducted thereon, is in compliance with all Applicable Laws relating to zoning and does not encroach on any property of others.

      (b) The Seller is not in violation of, or default under, any Applicable Law pertaining to the Real Property, which violation or default could reasonably be expected to have a Material Adverse Effect, and no notice of violation of any Applicable Law, or of any covenant, condition, restriction or easement affecting any Real Property or with respect to the use or occupancy thereof, has been given by any Person.

      (c) All of the structures located on the Real Property are supplied with utilities and other services necessary for the operation of such structures, and the business conducted by the Seller therein, including gas, electricity, water, telephone, sanitary sewer and storm sewer.

      (d) No condemnation proceeding is pending or, to the knowledge of the Seller, threatened which would impair the occupancy, use or value of the Real Property.

      (e) There are no (a) leases, subleases, licenses, concessions or other agreements, written or oral, granting to any other Person the right to acquire, use or occupy any portion of, the Real Property, (b) outstanding options or rights of first refusal to purchase all or any portion of Real Property or interest therein, or (c) Persons (other than the Seller) in possession of the Real Property.

      2.1.4 Personal Property. SCHEDULE 2.1.4 sets forth all machinery, equipment, furniture, and other material items of tangible personal property with an initial book value in excess of $1,000 located at the Edgefield Facility (other than any Excluded Assets). Except as set forth on SCHEDULE 2.1.4, Seller has good title to, and owns free and clear of any Liens (other than Permitted Liens), all of the Assets, including, without limitation, all personal property reflected on SCHEDULE 2.1.4. The Assets comprise all assets required for the continued conduct of the Business as presently conducted by Seller.

      2.1.5 Litigation. Except as set forth on SCHEDULE 2.1.5, there is no action, suit, proceeding, or arbitration pending or, to the knowledge of Seller, threatened against or affecting the Business or the Assets or which would prevent, hinder, or delay the consummation of the transactions contemplated hereby. To the knowledge of Seller, there is no investigation pending or threatened by any Governmental Authority with respect to the Business.

      2.1.6 No Judgments or Orders. With respect to the Business, Seller is not a party to (or to the knowledge of Seller, subject to) any judgment, order, or decree entered in any action or proceeding brought by any Governmental Authority or any other party either enjoining Seller in respect of any business practice or the conduct of business in any area or the acquisition of any property or which otherwise has or reasonably could be expected to have a Material Adverse Effect.

      2.1.7 Compliance with Laws, Permits.

      (a) Compliance with Laws. Seller is not in violation, nor has Seller received any written notice to the effect that Seller is not in compliance with, any Applicable Law with respect to the Business, the violation of which could reasonably be expected to have a Material Adverse Effect.

      (b) Permits. All material permits, governmental licenses, orders, registrations, and other approvals of all federal, state, local, and foreign governmental and regulatory bodies with respect to the conduct of the Business have been obtained by Seller, are set forth on SCHEDULE 2.1.7(b), and are in full force and effect, and Seller has not received written notice of any threatened violation, suspension or cancellation of same.

      2.1.8 Tax Matters. With respect to the Business, Seller has correctly prepared and timely filed all federal, foreign, state, and local tax returns and other tax reports required to be filed by Seller and has timely paid, or, with respect to current taxes not yet due and payable, set up an adequate reserve on the books of Seller for the payment of, all federal, foreign, state, and local income taxes and all other taxes (including, without limitation, all franchise, gross receipts, license, property, sales, use, excise, intangible, severance, stamp, occupation, environmental, social security, withholding, employment, unemployment and payroll taxes, and interest or penalties thereon, and all such other taxes along with all federal, foreign, state, and local income taxes being defined collectively as "Taxes") that have become due and payable by it, whether or not such Taxes are shown on any tax return, and has set up an adequate reserve on the books of Seller for the payment of all Taxes payable by Seller in respect of the period subsequent to the last of such periods. All such returns are true, complete and correct in all material respects. Seller is not delinquent in the payment of any Taxes with respect to the Business or the Assets, has not waived any statute of limitations with respect to any such Taxes, and has not, since June 30, 2000, requested or agreed to any extension of time within which to file any tax return or report or with respect to a tax assessment or deficiency relating to the Business. No deficiencies for Taxes with respect to the Business have been assessed or asserted against Seller since June 30, 2000, and, except as set forth on SCHEDULE 2.1.8, Seller knows of no unresolved questions or claims concerning the tax liability of Seller with respect to the Business. Except as set forth on SCHEDULE 2.1.8, there is no pending or, to the knowledge of Seller, threatened examination or audit by the Internal Revenue Service or any state taxing authorities of any tax returns relating to the Business. Seller has withheld and paid all Taxes with respect to the Business required to have been withheld and paid in connection with amounts paid or owing to any Seller Personnel, creditor, or other third party. Except as set forth on SCHEDULE 2.1.8, since June 30, 2000, (i) the Business has not been audited by any taxing authority, (ii) Seller is not and has not previously been a party to a tax allocation or sharing agreement and has not otherwise assumed any liability for Taxes of any third party, including as a transferee or successor, and (iii) Seller has not ever been (nor does it have any liability for unpaid taxes, whether under Section 1.1502-6 of the Treasury regulations or otherwise, because it was) a member of an affiliated group within the meaning of Section 1504(a) of the Code or any unitary, affiliated, or similar group for state, local, or foreign tax purposes. No Liens exist, or will exist immediately following Closing, on the Assets that relate to or are attributable to any Taxes.

      2.1.9 Labor Matters. Seller is not a party to any collective bargaining agreement with any labor union or similar organization relating to the Business, nor is Seller aware of any such organization that represents or claims to represent any employees of the Business or is currently seeking to represent or organize the employees of the Business. There has not occurred any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime, or other material labor difficulty relating to the Business. There are no labor disputes currently subject to any pending grievance procedure, arbitration, or litigation and there is no representation petition pending or, to the knowledge of Seller, threatened with respect to any employee of the Business. Seller has complied with all Applicable Law pertaining to the employment of employees of the Business, including, without limitation, all such laws relating to labor relations, equal employment, fair employment practices, entitlements, prohibited discrimination, and other similar employment practices and acts, except for any failure to comply that, individually or together with all such other failures, has not had or resulted in and could not reasonably be expected to have or result in a Material Adverse Effect.

      2.1.10 Environmental.

      (a) Seller is in compliance in all material respects, and Seller at all times has complied in all material respects, with all Environmental, Health, or Safety Requirements of Law applicable to the Business and the Real Property, including, without limitation, the use, maintenance, and operation of the Real Property and all activities and conduct of business related thereto and the treatment, remediation, removal, transport, storage, and disposal of any Contaminant.

      (b) Seller has obtained, to the extent required by Environmental, Health, or Safety Requirements of Law, all environmental, health, and safety permits, consents, licenses, and other authorizations (collectively, "EHS Permits") necessary for the operation of the Business and the ownership of the Real Property, all such EHS Permits are in good standing, and Seller is currently in compliance with all terms and conditions of such EHS Permits. There are no proceedings pending, or to the Seller's knowledge, threatened, to cancel, revoke or modify the validity of any such EHS Permit.

      (c) Seller is not a party to any judicial or administrative proceeding, notice, order, judgment, decree, settlement, or, to Seller's knowledge, any investigation, alleging in connection with the Business or the Real Property:
(i) any violation of any Environmental, Health, or Safety Requirements of Law,
(ii) any Remedial Action, or (iii) any claims, liabilities, or costs arising from the Release or threatened Release of any Contaminant.

      (d)   No Environmental Lien is attached to the Real Property.

      (e) Seller has not received any written notice, claim, or other written communication concerning (i) any alleged violation of any Environmental, Health, or Safety Requirements of Law at the Real Property, whether or not corrected to the satisfaction of the appropriate authority, (ii) alleged liability of Seller for Environmental Damages arising out of or related to the Business or the Real Property, or (iii) any alleged liability of Seller arising out of or related to the Business or the Real Property for the Release or threatened Release of a Contaminant at any location. There does not exist any writ, injunction, decree, order, penalty, or judgment outstanding or any lawsuit, enforcement action, proceeding, citation, directive, or summons relating to the condition, use, maintenance, or operation of the Real Property or the actual or suspected presence of any Contaminant(s) on the Real Property or the Release of any Contaminant(s) from the Real Property.

      (f) There has been no Release of any Contaminants and, to the knowledge of Seller, there is no threatened Release of any Contaminants at, to, on, or from the Real Property which was or is not in compliance with all Environmental, Health, and Safety Requirements of Law.

      (g) The Real Property is not listed or proposed for listing on the National Priorities List ("NPL") pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, as amended ("CERCLA") or listed on the Comprehensive Environmental Response Compensation and Liability Information System List ("CERCLIS") or any similar state list of sites and to Seller's knowledge, there is no condition at the Real Property that, if known to a Governmental Authority, would qualify the Real Property for inclusion on any such list.

      (h) Seller has not "disposed" (as such term is defined in the Federal Resource Conservation and Recovery Act ("RCRA")) of any "hazardous waste" (as such term is defined in RCRA) at the Real Property in a manner which is not in compliance with the applicable Environmental, Health, and Safety Requirements of Law.

      (i) Seller has not transported or arranged for the transport of any Contaminant to any site in connection with the Business which is not in compliance with the applicable Environmental, Health, and Safety Requirements of Law.

      (j) Seller has complied with Environmental Health and Safety Requirements of Law in transporting or arranging for the transport of any Contaminant in connection with the Business to any facility or site for the purpose of treatment or disposal.

      (k) There is not constructed, placed, deposited, stored, disposed, or located on the Real Property any asbestos in any form except in compliance with applicable Environmental, Health, or Safety Requirements of Law.

      (l) Except for a water sprinkler system located at the Real Property, no underground improvements, including, but not limited to, treatment or storage tanks, sumps, water, gas, separators, or oil wells, or associated piping, but excluding utility-owned underground improvements, are or have ever been located on the Real Property.

      (m) There is not constructed, placed, deposited, released, stored, disposed, leaching, or located on the Real Property any polychlorinated biphenyls ("PCBs") or transformers, capacitors, ballasts, or other equipment that contain dielectric fluid containing PCBs.

      (n) Seller has not received any written notice, claim, or other communication alleging liability on the part of Seller for the violation of any Environmental, Health, or Safety Requirements of Law, for Environmental Damages, or for the Release or threatened Release of any Contaminant in connection with the Business.

      2.1.11 Brokers, Finders. Seller has not retained any broker or finder in connection with the transactions contemplated hereby so as to give rise to any valid claim against Purchaser for any brokerage or finder's commission, fee, or similar compensation.

      2.1.12 No Other Representations. Except for the express representations and warranties of Seller contained in this SECTION 2.1, Purchaser acknowledges that Seller has not made, and Purchaser has not relied upon, any other representation or warranty, express or implied, with respect to the Business, the Assets or the transactions contemplated herein. SELLER HEREBY EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR WARRANTIES ARISING FROM CUSTOM AND PRACTICE. EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 2.1, SELLER SELLS, AND PURCHASER ACCEPTS, THE ASSETS ON AN "AS IS, WHERE IS" BASIS.

      2.2 Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as of the date hereof as follows:

      2.2.1 Corporate Status. Purchaser is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of North Carolina and has all requisite limited liability company power and authority to own, lease, and operate its properties and to carry on its business as presently conducted and as will be conducted following the consummation of the transactions contemplated by this Agreement. On the Closing Date, Seller will be duly qualified and in good standing as a limited liability company authorized to do business in South Carolina.

      2.2.2 Authorization. Purchaser has full corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby, and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid, and binding obligation of Purchaser enforceable against it in accordance with its terms. The other agreements and instruments to be executed by Purchaser in connection with this Agreement, when executed and delivered by Purchaser, will constitute the legal, valid, and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.

      2.2.3 Conflicts, Consents.

      (a) Conflicts. Except as set forth on SCHEDULE 2.2.3, the execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby in the manner contemplated hereby do not and will not conflict with or result in any violation of, or default under (or any event that, with notice or lapse of time or both, would constitute a default under), require any consent, notice, or other action under, or result in the acceleration or required prepayment of any indebtedness pursuant to the terms of, any provision of (i) the Articles of Incorporation or Bylaws of Purchaser,
(ii) any mortgage, indenture, loan agreement, note, bond, deed of trust, or other agreement, commitment, or obligation for the borrowing of money or the obtaining of credit, material lease, or other material agreement, contract, license, franchise, permit, or instrument to which Purchaser is a party or by which it may be bound, or (iii) any material judgment, order, decree, law, statute, rule, or regulation applicable to Purchaser.

      (b) Consents. Except as set forth on SCHEDULE 2.2.3 and except as could not reasonably be expected to have a Material Adverse Effect, no consent, approval, authorization, permit, order, filing, registration, or qualification of or with any court, Governmental Authority, or third Person is required to be obtained by Purchaser in connection with the execution and delivery by Purchaser of this Agreement or the consummation by Purchaser of the transactions contemplated hereby in the manner contemplated hereby.

      2.2.4 Litigation. There is no action, suit, proceeding, claim, arbitration, grievance, or investigation pending or, to the knowledge of Purchaser, threatened against Purchaser which would prevent or hinder or delay the consummation of the transactions contemplated hereby, nor is Purchaser aware of any basis for any such action, suit, proceeding, claim, arbitration, grievance, or investigation which would prevent or hinder or delay the consummation of the transactions contemplated hereby.

      2.2.5 Brokers, Finders. Purchaser has not retained any broker or finder in connection with the transactions contemplated hereby so as to give rise to any valid claim against Seller for any brokerage or finder's commission, fee, or similar compensation.

                         ARTICLE 3. - CERTAIN COVENANTS

      3.1 Access and Information. Prior to the Closing, the Seller will (a) give the Purchaser and its representatives full and free access to the properties, books, records, contracts and commitments of the Business upon reasonable notice during normal business hours, (b) furnish all such information and documents relating to the Assets and the Business as the Purchaser may reasonably request, and (c) allow the Purchaser to discuss matters relating to the Business with the outside auditors, attorneys and such other representatives for the Seller as are reasonably requested by the Purchaser.

      3.2 Conduct of Business of the Seller. From the date hereof to the Closing, the Seller will with respect to the Business (a) conduct its business only in the ordinary course in substantially the same manner as heretofore conducted, (b) maintain and keep the Assets in such repair, working order and condition as is sufficient for the operation of its business in the ordinary course, (c) keep in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it (to the extent available on commercially reasonable terms in the case of any renewal or replacement policies), (d) use its commercially reasonable efforts to maintain and preserve its business organization intact, and maintain satisfactory relationships with officers, employees, suppliers, distributors and customers so that they will be preserved after the Closing, (e) maintain its books of account and records in the usual and regular manner, (f) comply in all material respects with all Applicable Laws, (g) not make any material commitments or expenditures, and not enter into any transaction with any affiliates of the Seller, not consistent with past practice, (h) promptly advise the Purchaser in writing of any emergency or other change in the normal course of business or in the operations of its properties and of any governmental or any other third party complaints, investigations or hearings (or communications indicating that the same may be contemplated), (j) promptly advise the Purchaser of any Material Adverse Change,
(k) collect its accounts receivable in the ordinary course of business consistent with past practice, (l) pay its accounts payable in the ordinary course of business consistent with past practice, and (m) use its commercially reasonable efforts to insure that the representations and warranties contained herein shall be true and correct as of the Closing Date.

      3.3 Efforts to Consummate Transaction. Subject to the terms and conditions herein provided, each of the parties agrees to use commercially reasonable efforts (without obligation to make any payment to any third party except as expressly provided herein) to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable under Applicable Law to consummate and make effective the transactions contemplated hereby in accordance with the terms of this Agreement.

      3.4 Consents and Approvals; Releases. Seller shall use commercially reasonable efforts (without obligation to make any payment to any third party) promptly to obtain all consents and amendments required for the due and punctual consummation of the transactions contemplated by this Agreement.

      3.5 Exclusive Dealing. From the date hereof through the Closing Date, Seller shall not, directly or indirectly, and will not permit any employee, representative, financial or legal advisor or agent of the Seller to, make, solicit, assist or encourage the initiation of any inquiries or proposals or participate in any negotiations with any Person or furnish any confidential information to any Person (other than the Purchaser and its employees, representatives, advisors and agents), concerning the acquisition of the Business or all or any material portion of the Assets, other than dispositions of inventories and other assets in the ordinary course of business consistent with past practice and in accordance with SECTION 3.2.

      3.6   Employee Matters.

      (a) Purchaser shall make offers of employment to no less than the Required Number of active, full-time employees of Seller in the Business and shall hire all employees who accept such offers of employment as of the Closing. Subject to Applicable Law, Seller will provide

Purchaser with access, upon reasonable prior notice during normal business hours, to the Edgefield Facility and the personnel records of employees of the Business for the purpose of preparing for and conducting employment interviews with active and full-time employees of the Business. At least five (5) business days prior to the Closing, Purchaser will provide Seller with a list of all employees of the Business to whom Purchaser has made offers of employment that have been accepted effective as of the Closing (the "Hired Employees"). Seller will terminate the employment of all Hired Employees, effective immediately prior to the Closing. Purchaser will set its own initial terms and conditions of employment for the Hired Employees and others it may hire, including work rules, benefits, salary, and wage structure, all as permitted by Applicable Law, except that Purchaser agrees to recognize, with respect to each Hired Employee, such Hired Employee's years of service with the Seller for purposes of determining such Hired Employee's seniority under Purchaser's work rules, benefits, salary, and wage structure. The parties agree that, except as otherwise provided in
SECTION 3.6(h), any employment offered by Purchaser to employees of the Business
(i) shall not constitute a commitment, contract, or understanding (express or implied) of any obligation by Purchaser to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Purchaser may establish pursuant to individual offers of employment, and (ii) is "at will" and, subject to Applicable Law, may be terminated by Purchaser or by any Hired Employee at any time for any reason. Except as provided in SECTION 3.6(h), nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Purchaser to terminate, reassign, promote, or demote any of the Hired Employees after Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation, or other terms or conditions of employment of such Hired Employees.

      (b) Seller shall be responsible for the payment of all wages and other remuneration due to Hired Employees with respect to their services as employees of Seller through the close of business on the Closing Date, including pro rata bonus payments and all vacation and sick pay earned on or prior to the Closing Date.

      (c) Effective as of the Closing Date, all Hired Employees shall cease to be active participants in the Plans in accordance with the terms of the Plans and Applicable Law, including ERISA and the Code. Seller shall retain liability for all claims incurred by employees of Seller in the Business (and their enrolled dependents) under the Plans on or prior to the Closing Date. Purchaser shall be liable for all claims incurred by Hired Employees (and their enrolled dependents) under the employee welfare benefit plans of Purchaser or its affiliates after the Closing Date. For purposes of this SECTION 3.6(c), a claim shall be deemed to have been incurred on the date on which each medical or other treatment or service was rendered and not the date of the inception of the related illness or injury or the date of submission of a claim related thereto. The inception date of workers compensation claims shall be determined by applicable state laws.

      (d) Seller shall be responsible for complying with the continuation health care coverage requirements of section 4980B of the Code ("COBRA") with respect to any employee of the Business (or enrolled dependent) who became a "qualified beneficiary" on or prior to the Closing Date. Seller will offer employees of the Business who are not Hired Employees or who are not otherwise insured under any medical plan maintained by Purchaser the opportunity to elect continued health coverage under COBRA, to the extent required by Applicable Law. Purchaser shall be responsible for complying with all requirements of COBRA with respect to any Hired Employee (or enrolled dependent) who becomes a "qualified beneficiary" after the Closing Date. Purchaser will use its reasonable best efforts to cause its medical plan to waive any pre-existing condition exclusions with respect to any Hired Employees.

      (e) Seller shall be responsible for payment of all short- and long-term disability claims arising on or prior to the Closing Date from disabilities of employees of the Business to the extent required by Seller's Plans. Purchaser shall be responsible for payment of all short- and long-term disability claims arising after the Closing Date from disabilities incurred by Hired Employees to the extent required by Purchaser's benefits plans. For purposes of this SECTION 3.6(e), a disability claim shall be deemed to have arisen on the date of inception of the illness or injury relating to the disability and not the date on which each medical or other treatment or service was rendered.

      (f) Seller shall pay any severance costs payable pursuant to any severance policies or plans, if applicable, that are incurred with respect to Seller's termination of employment of any former employees of Seller. Purchaser shall pay any severance costs payable with respect to the termination of employment by Purchaser of any Hired Employee.

      (g) As to any Hired Employee, Seller agrees to cause the release of such Hired Employee from any contractual provision with Seller to the extent that such provision would impair the utility of such Hired Employee's services to Purchaser in conducting the Business following the Closing in substantially the same manner it is conducted by Seller immediately prior to the Closing Date, or to the extent that such provision would impose upon such Hired Employee any monetary or other obligation to Seller that otherwise would be occasioned by the transfer of such Hired Employee's employment to Purchaser, including, without limitation, any agreements of noncompetition or confidentiality owed to Seller.

      (h) Seller shall be liable and responsible (except, with respect liabilities and responsibilities arising under the WARN Act with respect to Purchaser's violation of any of its obligations pursuant to SECTION 3.6(a) or
SECTION 3.6(h)), for any and all obligations and liabilities arising from the employment relationship between Seller and its employees in the Business, including but not limited to, any obligations under the Worker Adjustment and Retraining Notification Act, as amended (the "WARN Act") with respect to employees of Seller in the Business, whether arising prior to or after the Closing Date. Purchaser agrees to employ, for a period of at least ninety (90) days following the Closing Date, no less than the Required Number of active, full-time employees of Seller in the Business as of the Closing Date; provided, however, that the Required Number shall be reduced by the number of active, full-time employees of Seller in the Business whose employment with Purchaser is terminated due to voluntary departure, retirement, or for cause.

      3.7 Tax Matters.

      (a) Seller and Purchaser shall (i) each provide the other with such assistance as may be reasonably requested by either of them in connection with the preparation of any tax return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other upon reasonable request with any records or other information that may be relevant to such tax return, audit, examination, proceeding, or determination, and (iii) each provide the other upon reasonable request with any final determination of any such audit, examination, proceeding, or determination that affects any amount required to be shown on any tax return of the other for any period. Without limiting the generality of the foregoing, both Purchaser and Seller shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all tax returns, supporting work schedules, and other records and information that is relevant to such returns for all tax periods or portions thereof ending on or before the Closing Date.

      (b) Notwithstanding any provision of state or local law or this Agreement to the contrary, Seller will pay any sales, use, transfer, stamp, documentary, and similar Taxes (and file any tax returns relating to such Taxes) payable in respect of the sale of the Assets contemplated by this Agreement, it being agreed that none of such payments shall be borne directly or indirectly by Purchaser.

      3.8 Prorations.

      (a) The expenses and obligations set forth below shall be prorated as of 11:59 p.m. on the Closing Date (the "Cutoff"), with Seller being responsible for that portion arising before the Cutoff and Purchaser being responsible for that portion arising after the Cutoff:

      (i) all personal property Taxes, ad valorem obligations, and similar Taxes imposed on a periodic basis, in each case levied with respect to the Assets, shall be prorated on the basis of the number of days of the relevant tax year or period which have elapsed through the Closing Date; and

      (ii) all charges for utilities (including without limitation, electricity fuel, water, sanitation, and garbage disposal) and other services and goods furnished to, or in connection with, the operation of the Business shall be prorated on the basis of the number of days of the relevant time period which have elapsed through the Closing Date.

      (b) Seller shall use its reasonable best efforts to cause all utility billings of the Business to be closed and billed by the respective utility companies as of the Closing Date in order that utility charges may be separately billed for the period prior to the Closing Date and the period after the Closing Date. In the event that any such utility charges are not separately billed, they shall be prorated, presuming that such charges were uniformly incurred during the billing period in question. Purchaser shall have sole responsibility for establishing Purchaser's own accounts with such utilities and causing such utility services to continue beyond the Closing Date.

      (c) If any item described in this SECTION 3.8 cannot be prorated, adjusted, or determined as of the Closing Date, then it shall be separately prorated, adjusted, and determined as soon as possible thereafter and any payment due shall be paid by check within five (5) days after determination of the charge.

      3.9 Non-Solicitation. Prior to the Closing and, if the Closing does not occur, during the period beginning on the date hereof and ending one year from the date hereof, Purchaser will not solicit, hire, or attempt to hire any Seller Personnel without the prior written consent of the Seller, except as expressly contemplated by SECTION 3.6.

                       ARTICLE 4. - CONDITIONS PRECEDENT

      4.1 Conditions to Obligations of Purchaser. The obligations of Purchaser to purchase the Assets and take the other actions required to be taken by Purchaser at Closing under this Agreement are subject to the fulfillment, at or prior to Closing, of the following conditions, any one or more of which may be waived by Purchaser in its sole discretion:

      4.1.1 Representations, Performance, etc. The representations and warranties of the Seller contained in this Agreement or in any certificate or document delivered in connection herewith that are not conditioned as to materiality shall be true and correct when made and true and correct in all material respects at and as of the Closing Date with the same effect as though made at and as of the Closing Date, except as modified by transactions permitted by this Agreement, and all representations and warranties of the Seller that are so qualified as to materiality shall be true and correct when made and at and as of the Closing Date with the same effect as though made at and as of the Closing Date. The Seller shall have duly performed and complied with all agreements and covenants required by this Agreement or in any other agreement, instrument or document contemplated hereby to be performed or complied with by the Seller prior to or at the Closing Date. The Seller shall have delivered to the Purchaser a certificate signed by an executive officer of the Seller familiar with the transactions contemplated by this Agreement, dated the Closing Date, to the effect set forth above in this SECTION 4.1.1.

      4.1.2 Certain Approvals. All consents and approvals from Governmental Authorities and third parties required to be obtained by the Seller to consummate the transactions contemplated hereby, including all such consents set forth on SCHEDULE 2.1.2, shall have been obtained, other any consents and approvals of third parties with respect to any contract or agreement of the Seller (not involving the borrowing of money) with respect to which the failure to obtain such consent or approval, either in any case or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

      4.1.3 No Litigation or Injunction. There shall not be in effect any judgment, order, injunction, or decree of any court of competent jurisdiction, the effect of which is to prohibit or restrain the consummation of the transactions contemplated by this Agreement, and no claim, action, suit, investigation, or other proceeding shall be threatened or pending before any court or administrative agency or by any Governmental Authority or other Person challenging or otherwise relating to the transactions provided for herein or that could reasonably be expected to have a Material Adverse Effect.

      4.1.4 No Material Adverse Change. There shall not have been any Material Adverse Change since October 24, 2004.

      4.1.5 Transfer Documents. Seller shall have executed and delivered to Purchaser such documents as Purchaser may reasonably request for the purpose of
(i) evidencing the accuracy of any of the representations and warranties of Seller, (ii) evidencing the performance by Seller of, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by Seller, (iii) evidencing the satisfaction of any condition referred to in this

SECTION 4.1, or (iv) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

      4.1.6 Opinion of Counsel. Purchaser shall have received a favorable opinion, addressed to Purchaser and dated the Closing Date, of Wyche Burgess Freeman & Parham, P.A., counsel to Seller, in substance and form reasonably acceptable to Purchaser.

      4.1.7 Supply Agreement. Seller shall have entered into a Supply Agreement with Purchaser providing for the purchase by Seller from Purchaser, and sale by Purchaser to Seller, of Seller's and M.J. Soffe Co.'s yarn requirements in the United States and Central America for a period of five years upon terms and conditions satisfactory to Purchaser.

      4.1.8 Title Insurance. Purchaser shall have received, at Purchaser's sole cost and expense, (a) unconditional and binding commitments to issue policies of title insurance, subject only to Permitted Liens, in an aggregate amount equal to the Purchase Price allocated to the Real Property and otherwise upon terms reasonably satisfactory to Purchaser and (b) a survey of the Real Property, dated within thirty days of the Closing Date, prepared by a certified or registered surveyor reasonably acceptable to Purchaser and the issuer of the foregoing title policy, in form and substance reasonably satisfactory to Purchaser.

      4.1.9 Environmental Assessment. Purchaser shall have received, at Purchaser's sole cost and expense, an environmental site assessment report with respect to the Edgefield Facility, which report shall be satisfactory to Purchaser in its sole discretion.

      4.2 Conditions to Obligations of Seller. The obligations of Seller to sell the Assets and take the other actions required to be taken by Seller at Closing under this Agreement are subject to the fulfillment, at Closing, of the following conditions, any one or more of which may be waived by Seller in its sole discretion:

      4.2.1 Representations, Performance, etc. The representations and warranties of the Purchaser contained in this Agreement or in any certificate or document delivered in connection herewith that are not conditioned as to materiality shall be true and correct when made and true and correct in all material respects at and as of the Closing Date with the same effect as though made at and as of the Closing Date, except as modified by transactions permitted by this Agreement, and all representations and warranties of the Purchaser that are so qualified as to materiality shall be true and correct when made and at and as of the Closing Date with the same effect as though made at and as of the Closing Date. The Purchaser shall have duly performed and complied with all agreements and covenants required by this Agreement or in any other agreement, instrument or document contemplated hereby to be performed or complied with by Purchaser prior to or at the Closing Date. The Purchaser shall have delivered to the Seller a certificate signed by an executive officer of the Purchaser familiar with the transactions contemplated by this Agreement, dated the Closing Date, to the effect set forth above in this SECTION 4.2.1.

      4.2.2 Certain Approvals. All consents and approvals from Governmental Authorities and third parties required to be obtained by the Purchaser to consummate the transactions contemplated hereby shall have been obtained, other any consents and approvals of third parties with respect to any contract or agreement of the Purchaser (not involving the borrowing of money) with respect to which the failure to obtain such consent or approval, either in any case or in the aggregate, could not reasonably be expected to have a material adverse effect on the consummation of the transactions contemplated hereby.

      4.2.3 No Litigation or Injunction. There shall not be in effect any judgment, order, injunction, or decree of any court of competent jurisdiction, the effect of which is to prohibit or restrain the consummation of the transactions contemplated by this Agreement, and no claim, action, suit, investigation, or other proceeding shall be threatened or pending before any court or administrative agency or by any Governmental Authority or other Person challenging or otherwise relating to the transactions provided for herein or that could reasonably be expected to have a Material Adverse Effect.

      4.2.4 Transfer Documents. Purchaser shall have executed and delivered to Seller such other documents as Seller may reasonably request for the purpose of
(i) evidencing the accuracy of any of the representations and warranties of Purchaser, (ii) evidencing the performance by Purchaser of, or the compliance by Purchaser with, any covenant or obligation required to be performed or complied with by Purchaser, (iii) evidencing the satisfaction of any condition referred to in this SECTION 4.2, or (iv) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

      4.2.5 Opinion of Counsel. Seller shall have received a favorable opinion, addressed to Seller and dated the Closing Date, of Kilpatrick Stockton LLP, counsel to Purchaser, in substance and form reasonably acceptable to Seller.

      4.2.6 Supply Agreement. Purchaser shall have entered into a Supply Agreement with Seller providing for the purchase by Seller from Purchaser, and sale by Purchaser to Seller, of Seller's and M.J. Soffe Co.'s yarn requirements in the United States and Central America for a period of five years upon terms and conditions satisfactory to Seller.

                            ARTICLE 5. - TERMINATION

      5.1 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing Date upon the circumstances set forth in this SECTION 5.1, by delivery of written notice of such termination by the terminating party to the other party hereto.

      5.1.1 Termination by Seller. This Agreement may be terminated by the Seller upon the happening of an occurrence or circumstance which will result in a failure to satisfy any of the conditions set forth in SECTION 4.2 and the Purchaser shall have failed to satisfy such condition within twenty (20) days after prompt written notice by the Seller.

      5.1.2 Termination by Purchaser. This Agreement may be terminated by the Purchaser upon the happening of an occurrence or circumstance which will result in the failure to satisfy any of the conditions set forth in SECTION 4.1 and the Seller shall have failed to satisfy such condition within twenty (20) days after prompt written notice by the Purchaser.

      5.1.3 Termination by Either Party. This Agreement may be terminated by either Purchaser or the Seller if (i) the representations and warranties of the other party shall prove not to have been true in all material respects as of the date when made, (ii) events shall have occurred subsequent to the date hereof as a result of which the representations and warranties of the other party could not be true in all material respects as of the Closing Date, unless the occurrence of such events shall be due to the failure of the party seeking to terminate this Agreement to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by such party prior to the Closing, or (iii) the Closing shall not have occurred prior to 5:00 p.m., Charlotte, North Carolina, local time, December 31, 2004 (or such other date as may be mutually agreed to by the parties) through no fault of the terminating party.

      5.2 Effect of Termination. If this Agreement is terminated as permitted under SECTION 5.1, such termination shall be without liability of or to any party to this Agreement or any shareholder, partner, member, manager, director, officer, employee or agent of such party, except (i) that the provisions of SECTIONS 3.9, 5.2, 7.2 and 7.12 shall survive any such termination, and (ii) for any liability of any party who has caused such termination by breaching this Agreement.

                          ARTICLE 6. - INDEMNIFICATION

      6.1   Indemnification by Seller.

      (a) Seller hereby agrees to indemnify and hold harmless Purchaser and its affiliates and their respective officers, directors, shareholders, members, managers, agents, employees, successors, and assigns ("Purchaser Indemnified Parties") from and against any and all liabilities, losses, claims, costs, and damages ("Loss") and reasonable attorneys' and accountants' fees and expenses, court costs, and all other reasonable out-of-pocket expenses, including reasonable expenses of investigation, but excluding loss of profits, other consequential damages, and punitive damages (except to the extent the same are included in a third party judgment against the indemnified party or a final action, order, decree, or judgment of a Governmental Authority) ("Expense") suffered or incurred by it and arising from:

      (i) any breach by Seller of any warranty or the inaccuracy of any representation of Seller contained in this Agreement (including any Schedule or Exhibit hereto) or in any agreement or instrument executed and delivered by Seller at Closing pursuant to the terms of this Agreement;

      (ii) any breach by Seller of any of its obligations or covenants contained in this agreement or in any agreement or instrument executed and delivered by Seller at Closing pursuant to the terms of this Agreement (including any Schedule or Exhibit hereto);

      (iii) the Excluded Liabilities; and

      (iv) any non-compliance by Seller with respect to any applicable bulk sales laws.

      (b) Seller shall be required to indemnify and hold the Purchaser Indemnified Parties harmless under SECTION 6.1(a)(i) with respect to Loss and Expense only to the extent that the aggregate amount of such Loss and Expense exceeds $250,000 (the "Threshold Limitation"), in which event such indemnification shall be effective only for Loss and Expense in excess of such initial $250,000; and (y) the aggregate liability of Seller for Loss and Expense with respect to the indemnification described in SECTION 6.1(a)(i) shall not exceed, on an aggregate basis, the Purchase Price (the "Amount Limitation"); provided, however, that:

      (i) The Threshold Limitation shall not apply to the indemnification described in SECTION 6.1(a)(i) with respect to the representations and warranties of Seller under SECTIONS 2.1.1 (Corporate Status),
            2.1.8 (Tax Matters), 2.1.10 (Environmental), 2.1.11 (Brokers, Finders) or to those representations and warranties of Seller in
            ARTICLE 2 regarding title to and any Liens against the Assets; and

      (ii) The Amount Limitation shall not apply to the indemnification described in SECTION 6.1(a)(i) with respect to the representations and warranties of Seller under SECTIONS 2.1.1 (Corporate Status),
            2.1.8 (Tax Matters), 2.1.10 (Environmental), 2.1.11 (Brokers, Finders) or to those representations and warranties of Seller in
            ARTICLE 2 regarding title to and any Liens against the Assets.

      6.2 Survival Period of Seller's Indemnification Obligations. The indemnification provided for in SECTION 6.1 shall terminate twelve months after the Closing Date (and no claims shall be made by any Purchaser Indemnified Party thereafter), provided that:

      (i) the indemnification contained in SECTIONS 6.1(a)(iii) and 6.1(a)(iv) shall survive indefinitely;

      (ii) the representations and warranties of Seller under SECTIONS 2.1.1 (Corporate Status), 2.1.8 (Tax Matters), 2.1.11 (Brokers, Finders), those representations and warranties of Seller in ARTICLE 2 regarding title to and any encumbrances against the Assets, and the indemnification contained in SECTION 6.1(a)(i) with respect thereto shall survive until thirty (30) days after the applicable statute of limitations (or any extension thereof) has expired;

      (iii) the representations and warranties of Seller under SECTION 2.1.10 (Environmental) and the indemnification contained in SECTION 6.1(a)(i) with respect thereto shall survive until three years following the Closing Date; and

      (iv) the indemnification contained in SECTION 6.1(a)(ii) with respect to any obligations or covenants to be performed after the Closing Date shall survive until eighteen (18) months following the date on which such obligation or covenant was last required to be performed

(as the case may be, the "Seller Survival Period"). Such indemnification obligation shall continue after the Closing Date without regard to any investigation made at any time by the Purchaser Indemnified Party as to any Loss or Expense of which the Purchaser Indemnified Party has notified Seller in accordance with the requirements of SECTION 6.5 on or prior to the expiration of the applicable Seller Survival Period, as to which the obligation of Seller shall continue until the liability of Seller shall have been determined pursuant to this ARTICLE 6, and

Seller shall have reimbursed the Purchaser Indemnified Party for the full amount of such Loss and Expense for which Seller is determined to be liable in accordance with this ARTICLE 6.

      6.3   Indemnification By Purchaser.

      (a) Purchaser hereby agrees to indemnify and hold harmless Seller and its affiliates and their respective officers, directors, partners, shareholders, members, managers, agents, employees, successors and assigns ("Seller Indemnified Parties") from and against any and all Loss and Expense suffered or incurred by it and arising from:

      (i) any breach by Purchaser of any warranty or inaccuracy of any representation contained in this Agreement (including any Schedule or Exhibit hereto) or in any agreement or instrument executed and delivered by Purchaser at Closing pursuant to the terms of this Agreement; and

      (ii) any breach by Purchaser of any of its obligations or covenants contained in this Agreement or in any agreement or instrument executed and delivered by Seller at Closing pursuant to the terms of this Agreement.

      (b) Purchaser shall be required to indemnify and hold the Seller Indemnified Parties harmless under SECTION 6.3(a)(i) with respect to Loss and Expense only to the extent that the aggregate amount of such Loss and Expense exceeds the Threshold Limitation, in which event such indemnification shall be effective only for Loss and Expense in excess of the Threshold Limitation; and
(y) the aggregate liability of Purchaser for Loss and Expense with respect to the indemnification described in SECTION 6.3(a)(i) shall not exceed, on an aggregate basis, the Amount Limitation; provided, however, that neither the Threshold Limitation nor the Amount Limitation shall apply to the indemnification described in SECTION 6.3(a)(i) with respect to the representations and warranties of Purchaser under SECTIONS 2.2.1 (Corporate Status) or 2.2.5 (Brokers, Finders).

      6.4 Survival Period of Purchaser's Indemnification Obligations. The indemnification provided for in SECTION 6.3 shall terminate twelve months after the Closing Date (and no claims shall be made by any Seller Indemnified Party thereafter), provided that:

      (i) the representations and warranties of Purchaser under SECTIONS 2.2.1 (Corporate Status) and 2.2.5 (Brokers, Finders) and the indemnification contained in SECTION 6.3(a)(i) with respect thereto shall survive until thirty (30) days after the applicable statute of limitations (or any extension thereof) has expired; and

      (ii) the indemnification contained in SECTION 6.3(a)(ii) with respect to any obligations or covenants to be performed after the Closing Date shall survive until eighteen (18) months following the date on which such obligation or covenant was last required to be performed

(as the case may be, the "Purchaser Survival Period"). Such indemnification obligation shall continue after the Closing Date without regard to any investigation made at any time by the

Seller Indemnified Party as to any Loss or Expense of which the Seller Indemnified Party has notified Purchaser in accordance with the requirements of
SECTION 6.5 on or prior to the expiration of the applicable Purchaser Survival Period, as to which the obligation of Purchaser shall continue until the liability of Purchaser shall have been determined pursuant to this ARTICLE 6, and Purchaser shall have reimbursed the Seller Indemnified Party for the full amount of such Loss and Expense for which Purchaser is determined to be liable in accordance with this ARTICLE 6.

      6.5 Notice of Claims. If Purchaser or Seller believes that any Purchaser Indemnified Party or Seller Indemnified Party, as the case may be, has suffered or incurred any Loss or Expense, Purchaser or Seller, as the case may be (the "Indemnitee") shall so notify the other party (the "Indemnitor") promptly in writing describing such Loss or Expense, the amount thereof, if known, and the method of computation of such Loss or Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement or other agreement, instrument, or certificate delivered pursuant hereto in respect of which such Loss or Expense shall have occurred, except that the failure to so notify shall not relieve the Indemnitor of its obligations to indemnify except to the extent its rights hereunder are prejudiced.

      6.6   Third Party Claims.

      (a) In the event a third party claim giving rise to indemnification hereunder is made or threatened, the Indemnitee shall promptly notify the Indemnitor in writing.

      (b) The Indemnitor shall have thirty (30) days after receipt of the notice referred to in SECTION 6.6(a) to notify the Indemnitee that it elects to conduct and control the defense of such claim. If the Indemnitor does not give the foregoing notice, the Indemnitee shall have the right to defend and contest such claim in any manner the Indemnitee reasonably deems appropriate; provided, however, that (i) the Indemnitee shall not consent to the entry of any judgment or to any settlement of such claim without the prior written consent of the Indemnitor, not to be unreasonably withheld or delayed, (ii) the Indemnitor shall have the right at any point to participate in the Indemnitee's defense, to attend meetings and conferences and to review such information and documents in Indemnitee's possession as it may reasonably request concerning such action or suit and (iii) the Indemnitor may, at any time during the conduct of such proceedings, by written notice to the Indemnitee, assume the conduct and control of defense of such claim. If the Indemnitor gives notice of its election to conduct and control the defense of such claim, the Indemnitor shall have the right to undertake, conduct, and control, through counsel of its own choosing and at the sole expense of the Indemnitor, the conduct and settlement of such claim and any proceedings arising from such claim, and the Indemnitee shall cooperate with the Indemnitor in connection therewith; provided that (w) the Indemnitor shall not settle or compromise any such claim or any proceedings arising from such claim without the Indemnitee's prior written consent (not to be unreasonably withheld or delayed), unless the terms of such settlement or compromise release the Indemnitee from any and all liability with respect to such action or suit, (x) the Indemnitor shall not thereby permit to exist any lien, encumbrance, or other adverse charge upon any asset of any indemnified person or permit the issuance of an injunction or other equitable relief against the Indemnitee, (y) the Indemnitor shall permit the Indemnitee to participate in such conduct or settlement through one counsel chosen by the Indemnitee, and the fees and expenses of such counsel shall be borne by the Indemnitee except as provided in clause (z) below, and (z) the Indemnitor shall agree promptly to reimburse to the extent required under this ARTICLE 6 the Indemnitee for the full amount of any Loss resulting from such action or suit and all related Expense incurred by the Indemnitee, except fees and expenses of counsel for the Indemnitee incurred after the assumption of the conduct and control of such action or suit by the Indemnitor. So long as the Indemnitor is contesting any such action or suit in good faith, the Indemnitee shall not pay or settle any such action or suit. Notwithstanding the foregoing, the Indemnitee shall have the right to pay or settle any such action or suit, provided that in such event the Indemnitee shall waive the right to indemnity therefor by the Indemnitor, and no amount in respect thereof shall be claimed as Loss or Expense under this
ARTICLE 6 unless otherwise agreed by the parties.

      6.7 Exclusivity. Following the Closing, in the absence of actual fraud on the part of an Indemnitor (in which case the Indemnitee may avail itself of all statutory and common law remedies for such fraud) the right to receive indemnification pursuant to this ARTICLE 6 shall be the sole and exclusive remedy of the Indemnitee for monetary damages of any kind with respect to any breach of this Agreement or conduct otherwise relating to the negotiation and completion of the transactions contemplated herein.

                           ARTICLE 7. - MISCELLANEOUS

      7.1 Survival. Notwithstanding any otherwise applicable statute of limitations, all agreements, covenants, representations, and warranties of Purchaser and Seller in this Agreement and in any other agreement, instrument, or document delivered in connection herewith shall survive Closing in accordance with their terms.

      7.2 Expenses. Except as otherwise provided herein, Purchaser and Seller shall assume and bear their own expenses, costs, and fees incurred in the preparation and execution of this Agreement and compliance herewith, including investment bankers', attorneys', and accountants' fees, whether or not the purchase and sale provided for herein shall be consummated.

      7.3 Assignment; Successors; Parties in Interest. This Agreement shall not be assignable by either party without the prior written consent of the other party; provided, however, that (i) Purchaser may assign this Agreement to any lender of Purchaser; (ii) Seller may assign this Agreement to any lender of Seller; (iii) Purchaser may assign this Agreement in connection with the sale of all or substantially all of the Assets; and (iv) Seller may assign this Agreement in connection with the sale of all or substantially all of its assets. This Agreement shall inure to the benefit of, and be binding on and enforceable against, each party hereto and such permitted successors and assigns of the respective parties hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under this Agreement, except such limited rights as are conferred upon Seller Indemnified Parties and Purchaser Indemnified Parties pursuant to
ARTICLE 6.

      7.4 Amendment and Modification. Neither this Agreement nor any term hereof may be changed, waived, discharged, or terminated orally, but only with the written consent signed by the party against which such change, waiver, discharge, or termination is sought to be enforced;

provided, however, that if one party gives written notice to the other party prior to the Closing that any of the conditions precedent to the other party's obligation to consummate the transactions contemplated hereby has not been fulfilled and the other party proceeds to consummate the transactions contemplated hereby, such other party shall be deemed to have waived such condition (and any related breach of representation, warranty, or covenant), and neither party shall have any liability under this Agreement with respect to such waived condition (or any related breach of representation, warranty, or covenant). The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent or other breach, whether similar or not.

      7.5 Bulk Sales Law. Purchaser hereby waives compliance by Seller with any applicable bulk sales law, subject to Seller's obligations under SECTION 6.1(a)(iv), provided, however, that this indemnity shall not affect the obligation of Purchaser to pay and discharge the Assumed Liabilities.

      7.6 Notices. All notices, consents, requests, instructions, approvals, and other communications provided for herein and all legal processes in regard hereto shall be validly given, made, or served, if in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by commercial courier or by telecopy (promptly confirmed in writing) to the following addresses (or at such other addresses for such party as shall be specified by like notice):

         To Seller:

         Delta Apparel, Inc.
         2750 Premiere Parkway, Suite 100
         Duluth, GA 30097
         Attention: Robert W. Humphreys, President and CEO
         Telecopy: 678-775-6999
         Telephone: 678-775-6900

         With a copy to:
         (which copy shall not constitute notice)

         Wyche, Burgess, Freeman & Parham, P.A.
         44 East Camperdown Way
         Greenville, SC  29601
         Post Office Box 728
         Greenville, SC  29602-0728
         Attention: Eric B. Amstutz, Esq.
         Telecopy: 864-235-8900
         Telephone: 864-242-8200

      To Purchaser:

      Parkdale Mills, Inc.
      531 Cotton Blossom Circle
      Gastonia, NC 28054

      Attention:
      Telecopy:
      Telephone:

      With a copy to:
      (which copy shall not constitute notice)

      Kilpatrick Stockton LLP
      214 N. Tryon St., Suite 2500
      Charlotte, North Carolina 28202
      Attention:
      Telecopy: 704-338-5125
      Telephone: 704-338-5000

      7.7 Captions. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      7.8 Entire Agreement. This Agreement (including the Schedules and Exhibits) and the agreements to be executed and delivered at Closing pursuant to
ARTICLE 4 constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including, without limitation, the letter of intent between the parties dated October 28, 2004.

      7.9 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute one and the same instrument.

      7.10 Severability. If any term or provision of this Agreement is held by a court or other authority of competent jurisdiction to be invalid, void, or unenforceable, the remaining terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

      7.11 Arbitration. Except for (i) matters relating to specific performance, injunctive relief, or other equitable remedies, or (ii) indemnifiable third party claims pursuant to ARTICLE 6, the parties hereto agree to submit to arbitration any and all matters in dispute or in controversy among them concerning the terms and provisions of this Agreement. All such disputes and controversies shall be determined and adjudged by a panel of three arbitrators, unless the amount in controversy is less than $250,000, in which case a single arbitrator shall preside. The hearing shall be held in Charlotte, North Carolina. The selection of an arbitrator and the procedure shall be in accordance with the commercial arbitration rules then in effect of the American Arbitration Association. The arbitrator(s) shall be empowered to order discovery to the extent permitted under the Federal Rules of Civil Procedure. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in the highest court of the forum, state or federal, having jurisdiction. The expenses of the arbitration shall be borne equally by the parties to the arbitration, provided that each party pay for and bear the costs of its own experts, evidence, and counsel's fees, and provided further that in the discretion of the arbitrator, any award may include the fees of a party's counsel if the arbitrator expressly determines that the party against which such award is entered has caused the dispute, controversy, or claim to be submitted to arbitration in bad faith.

      7.12 Confidential Nature of Information. Each party agrees that it will treat in confidence all documents, materials, and other information which it shall have obtained from the other party regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein, and the preparation of this Agreement and other related documents and, in the event that the transactions contemplated hereby shall not be consummated, each party will return to the other party all copies of nonpublic documents and materials that have been furnished in connection therewith or that reflect nonpublic information provided by the other party. The obligation of each party to treat such documents, materials, and other information in confidence shall not apply to any information which (i) such party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (ii) became known to the public through no fault of such party, (iii) is later lawfully acquired by such party from other sources without breach of any confidentiality obligation; or (iv) is required to be disclosed by Applicable Law and, following Closing, Purchaser shall have no obligation to treat in confidence documents, materials, and other information included among the Assets.

      7.13 Public Announcement. The Purchaser and the Seller, acting reasonably and promptly, will consult and agree with each other as to the nature, timing, and content of any press release, public statement, or public announcement relating to the transactions contemplated by this Agreement; provided, however, that either party may make a press release, public statement, or public announcement relating to the transactions contemplated by this Agreement to the extent required by Applicable Law.

      7.14 Schedules and Exhibits. The Schedules and Exhibits are a part of this Agreement as if fully set forth herein. All references to Sections, subsections, Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

      7.15 Definitions. Used in this Agreement, the following terms have the meanings specified or referred to in this SECTION 7.15:

      (a) "Agreement" shall have the meaning set forth on Page 1 of this Agreement.

      (b) "Amount Limitation" shall have the meaning set forth in SECTION
6.1(b).

      (c) "Applicable Law" means all applicable provisions of (i) constitutions, treaties, statutes, laws (including common law), rules, regulations, ordinances, codes, and orders of any Governmental Authority, (ii) consents of, with, or to any Governmental Authority, and (iii) orders, decisions, injunctions, writs, judgments, awards, decrees of, and agreements with any

Governmental Authority, in each case as in effect on the Closing Date or at such prior date as is relevant in the context.

      (d) "Assets" shall have the meaning set forth in SECTION 1.1.

      (e) "Business"shall have the meaning set forth in the recitals to this Agreement.

      (f) "CERCLA" shall have the meaning set forth in SECTION 2.1.10(g).

      (g) "CERCLIS" shall have the meaning set forth in SECTION 2.1.10(g).

      (h) "Closing" shall have the meaning set forth in SECTION 1.3.

      (i) "Closing Date" shall have the meaning set forth in SECTION 1.3.

      (j) "COBRA" shall have the meaning set forth in SECTION 3.6(d).

      (k)"Code" means the Internal Revenue Code of 1986, as amended.

      (l) "Contaminant" means any pollutant, hazardous substance, radioactive substance, toxic substance, hazardous waste, medical waste, radioactive waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, PCBs, or any hazardous or toxic constituent thereof, including, but not limited to, any substance defined in or regulated under any Environmental, Health, or Safety Requirements of Law.

      (m) "Cutoff" shall have the meaning set forth in SECTION 3.8(a).

      (n) "Edgefield Facility" shall have the meaning set forth in the recitals to this Agreement.

      (o) "EHS Permits" shall have the meaning set forth in SECTION 2.1.10(b).

      (p) "Environmental Damages" means all claims, judgments, damages, losses, penalties, fines, interest, fees, liabilities (including strict liability), encumbrances, liens, costs, reasonable expenses of investigation and defense of any claim, and all good faith settlements or judgments of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, including, without limitation, reasonable attorneys' fees, disbursements, and consultants' fees, any of which are incurred as a result of the existence of any Contaminant(s) in violation of any Environmental, Health, or Safety Requirements of Law or noncompliance with any Environmental, Health, or Safety Requirements of Law, including without limitation:

      (i) Damages related to exposure to any Contaminant(s) on the Real Property for personal injury or threatened personal injury (including sickness, disease, or death), or injury or threatened injury to property or natural resources, foreseeable or unforeseeable;

      (ii) Reasonable fees incurred for the services of attorneys, consultants, contractors, doctors, experts, laboratories, and all other reasonable costs incurred in relation to the

      Real Property in connection with any damages as described in subparagraph
      (i) of this definition, and the investigation or remediation of any Contaminant(s) (to the extent required by Environmental, Health, or Safety Requirements of Law) or the violation of by Seller of any Environmental, Health, or Safety Requirements of Law related to the Real Property, including, but not limited to, the preparation of any feasibility studies or reports or the performance of any investigations, cleanup, treatment, remediation, removal, response, abatement, containment, closure, storage, disposal, transport, restoration, or monitoring work required by any Governmental Authority or otherwise expended in connection with such work; and

      (iii) Liability related to the Real Property to any third Person or Governmental Authority to indemnify such Person or Governmental Authority for costs expended in connection with the items referenced in subparagraphs (i) and (ii) of this definition.

      (q) "Environmental, Health, or Safety Requirements of Law" means all federal, state and local laws, statutes, codes, ordinances, rules, regulations, EHS Permits, and orders relating to or addressing the environment, health, or safety as in effect and as adopted as of the Closing Date, including, but not limited to, any law, statute, code, ordinance, rule, regulation, EHS Permit, or order relating to (i) the use, handling, or disposal of any Contaminant, or (ii) workplace or worker safety and health, as such requirements were promulgated by the specifically authorized Governmental Authority responsible for administering such requirements.

      (r) "Environmental Lien" means a lien in favor of any Governmental Authority for any (a) liability under any Environmental, Health, or Safety Requirement of Law, or (b) damages arising from, or costs incurred by, such Governmental Authority in response to a Release or threatened Release of a Contaminant into the environment.

      (s) "Excluded Assets" shall have the meaning set forth in SECTION 1.2.

      (t) "Excluded Liabilities" shall have the meaning set forth in SECTION
1.5.

      (u) "Expense" shall have the meaning set forth in SECTION 6.1(a).

      (v) "Governmental Authority" means any agency, department, court, or other administrative, legislative or regulatory authority of any federal, state, or local governmental body.

      (w) "Hired Employees" shall have the meaning set forth in SECTION 3.6(a).

      (x) "Indemnitee" shall have the meaning set forth in SECTION 6.5.

      (y) "Indemnitor" shall have the meaning set forth in SECTION 6.5.

      (z) "Inventory" shall have the meaning set forth in SECTION 1.1(c).

      (aa) "Liens" means, with respect to any assets or properties (whether real, personal or mixed, or tangible or intangible), any mortgage, pledge, option, escrow, hypothecation, lien, pledge, security interest, financing statement, lease, charge, preemptive subscription, encumbrance, easement, option, conditional sale, or other title retention or security agreement or any other similar restriction, claim, or right of others, on, in, or with respect to such assets or properties, whether arising by contract, operation of law, or otherwise.

      (bb) "Loss" shall have the meaning set forth in SECTION 6.1(a).

      (cc) "Material Adverse Effect" or "Material Adverse Change" means a material adverse effect or change, respectively, on the properties, assets (tangible and intangible), liabilities, financial condition, or results of operations of the Business.

      (dd) "NPL" shall have the meaning set forth in SECTION 2.1.10(g).

      (ee) "PCBs" shall have the meaning set forth in SECTION 2.1.10(m).

      (ff) "Permitted Liens" means (i) Liens for Taxes not yet due or which are being contested in good faith and by appropriate proceedings; (ii) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings, and (iii) with respect to the Real Property, all easements, servitudes, rights of way, licenses and similar encumbrances on title that do not render title to such real property unmarketable and do not materially impair the use or value of such property for its intended purposes in the Business as presently conducted.

      (gg) "Person" means any individual, partnership, limited liability company, corporation, trust, unincorporated organization, or any other form of legal entity.

      (hh) "Plans" means each "employee benefit plan," as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such plan is subject thereto, and each bonus, deferred, or incentive compensation, stock purchase, stock option, severance, and termination pay plan or program that is maintained or contributed to by Seller for the benefit of Seller Personnel.

      (ii) "Purchase Price" shall have the meaning set forth in SECTION 1.4.

      (jj) "Purchaser" shall have the meaning set forth on Page 1 of this Agreement.

      (kk) "Purchaser Indemnified Parties" shall have the meaning set forth in
SECTION 6.1(a).

      (ll) "Purchaser Survival Period" shall have the meaning set forth in
SECTION 6.4.

      (mm) "RCRA" shall have the meaning set forth in SECTION 2.1.10(h).

      (nn) "Real Property" shall have the meaning set forth in SECTION 1.1(a).

      (oo) "Release" means the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migrating into the indoor or outdoor environment of any Contaminant through or in the air, soil, surface water, or groundwater.

      (pp) "Remedial Action" means actions to the extent required by any Environmental, Health or Safety Requirements of Law to (i) investigate, clean up, remove, treat, monitor, or in any other way address any Contaminant(s) in the indoor or outdoor environment; (ii) prevent the Release or threat of Release or minimize the further Release of any Contaminant(s); or (iii) investigate and determine if a remedial response is needed (provided that such investigation shall not be deemed a Remedial Action unless such investigation concludes that a remedial response is in fact needed or unless such investigation is required under any Environmental, Health, or Safety Requirements of Law or is ordered by any Governmental Authority) and to design such a response and post-remedial investigation, monitoring, reporting, operation, maintenance, and care.

      (qq) "Required Number" shall mean a number equal to the number of active, full-time employees of Seller in the Business as of the Closing Date, minus forty-nine (49).

      (rr) "Seller" shall have the meaning set forth on page 1 of this Agreement.

      (ss) "Seller Indemnified Parties" shall have the meaning set forth in
SECTION 6.3(a).

      (tt) "Seller Personnel" means current and former officers, partners, employees, consultants, and agents of the Business.

      (uu) "Seller Survival Period" shall have the meaning set forth in SECTION 6.2.

      (vv) "Stated Value" shall mean the cost of Inventory on the books and records of Seller as of the Closing Date computed in accordance with generally accepted accounting principles.

      (ww) "Taxes" shall have the meaning set forth in SECTION 2.1.8.

      (xx) "Threshold Limitation" shall have the meaning set forth in SECTION 6.1(b).

      (yy) "WARN Act" shall have the meaning set forth in SECTION 3.6(h).

      7.16 Governing Law. This Agreement shall be governed in all respects, including validity, interpretation, and effect, by the laws of the State of North Carolina, without giving effect to the conflict of laws rules thereof. Subject to the provisions of SECTION 7.11, Seller and Purchaser hereby consent to the jurisdiction of any State or Federal court located within the State of North Carolina and each irrevocably agrees that all actions or proceedings relating to this Agreement may be litigated in such courts and hereby waives any objection which each may have based on improper venue or forum non conveniens to the conduct of any proceeding in any such court.

      IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                          DELTA APPAREL, INC.

                                          By:___________________________
                                               Name:
                                               Title:

                                          PARKDALE AMERICA, LLC

                                          By:___________________________
                                               Name:
                                               Title:

                 SIGNATURE PAGE TO THE ASSET PURCHASE AGREEMENT